Exhibit 99.7

CONSENT OF WILLIAM ENGEL

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of comScore, Inc. (“comScore”), to which this consent will be filed as an exhibit (the “Registration Statement”), as a person to become a member of comScore’s board of directors effective as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015, by and among comScore, Rentrak Corporation and Rum Acquisition Corporation) and to the filing of this consent as an exhibit to the Registration Statement.

Dated: October 30, 2015

/s/ William Engel
William Engel